[LETTERHEAD OF THACHER PROFFITT & WOOD]


Writer's Direct Dial
(212) 912-7435

                                          July 22, 1997


Home Bancorp of Elgin, Inc.
16 North Spring Street
Elgin, Illinois 60120-5569


            Re:      1997 Stock Option And Recognition And Retention Plans
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Dear Sirs:

                  We have acted as counsel for Home Bancorp of Elgin, Inc., a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 981,295 shares of its common stock, par value $.01 per share ("Shares"), of which 700,925 Shares are authorized but unissued Shares which have been reserved for issuance ("Original Issue Shares") upon the exercise of options granted pursuant to the Home Bancorp of Elgin, Inc. 1997 Stock Option Plan ("Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

                  We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

                  Based on the foregoing, we are of the opinion that the Original Issue Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and

Home Bancorp of Elgin, Inc.
July 22, 1997                                                       Page 2.

paid for in accordance with the terms of the Plan, such Original Issue Shares will be validly issued, fully paid and non-assessable.

                  In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

                  This opinion is given solely for the benefit of the Corporation and purchasers of Shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                        Very truly yours,

                                        THACHER PROFFITT & WOOD



                                        By: /s/ W. Edward Bright
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